Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BETWEEN

QCR HOLDINGS, INC.

AND

VAN DIEST INVESTMENT COMPANY

MAY 23, 2016

INDEX OF DEFINED TERMS

Acquisition Proposal	41
Affiliate	41
Agreement	1
Bank	1
Bank Capitalization Date	4
Bank Employees	23
Bank ERISA Affiliate	42
Bank Financial Statements	5
Bank Loans	6
Bank Stock	1
Borrowing Affiliate	23
Business Day	42
Closing	2
Closing Date	2
Code	42
Confidentiality Agreement	21
Contemplated Transactions	42
Contract	42
Control, Controlling or Controlled	42
Covered Employees	32
CRA	42
DOL	42
Effective Time	2
Employee Benefit Plan	42
Environment	43
Environmental Laws	43
Environmental Report	28
ERISA	43
Exchange Act	43
FDIC	43
Federal Reserve	43
GAAP	43
Hazardous Materials	43
IBCA	43
Immediate Family Member	43
Insurance Subsidiary	43
Investment Securities	18
IRS	43
Knowledge	43
Legal Requirement	44
Material Adverse Effect	44
Material Contract	14
NASDAQ Rules	44
New Plans	32
Old Plans	32

v

Order	44
Ordinary Course of Business	44
OREO	45
PBGC	45
Permitted Exceptions	6
Person	45
Phase I Report	28
Phase II Report	28
Post-Closing Tax Period	45
Pre-Closing Tax Period	45
Pre-Closing Taxes	45
Previously Disclosed	48
Proceeding	45
Purchaser	1
Purchaser Benefit Plan	45
Purchaser Bylaws	46
Purchaser Certificate of Incorporation	46
Purchaser Disclosure Schedules	48
Purchaser ERISA Affiliate	46
Purchaser SEC Reports	46
Regulatory Authority	46
Remediation Cost	28
Representative	46
Requisite Regulatory Approvals	46
Schedules	48
SEC	46
Securities Act	46
Seller	1
Seller Adverse Recommendation	26
Seller Articles of Incorporation	46
Seller Board	46
Seller Bylaws	46
Seller Disclosure Schedules	48
Seller Shareholder Approval	47
Stock Purchase	1
Stock Purchase Consideration	1
Subsidiary	47
Superior Proposal	47
Tax	47
Tax Return	47
Termination Date	36
Termination Fee	37
Transition Date	47
U.S.	47
Written Consent	26

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (together with all exhibits and schedules, this “Agreement”) is entered into as of May 23, 2016, by and between QCR Holdings, Inc., a Delaware corporation (“Purchaser”), and Van Diest Investment Company, an Iowa corporation (“Seller”).

RECITALS

A. Community State Bank is an Iowa chartered commercial bank with its main office located in Ankeny, Iowa (the “Bank”).

B. Seller is the sole owner of 6,000 shares of the common stock of the Bank, $100.00 par value per share, which represent all issued and outstanding capital stock of the Bank (the “Bank Stock”).

C. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, on the following terms and conditions, the Bank Stock (the “Stock Purchase”).

D. The boards of directors of each of Purchaser and Seller, respectively, have approved this Agreement and the Stock Purchase.

E. It is the intention of the parties that the Bank’s earnings from the date of this Agreement through the Closing Date shall accrue to the benefit of Purchaser.

F. The parties desire to make certain representations, warranties and agreements in connection with the Stock Purchase and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Stock Purchase and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

THE STOCK PURCHASE

Section 1.1 Sale and Purchase of Bank Stock. On the terms and subject to the conditions hereinafter set forth, Seller agrees to sell the Bank Stock to Purchaser, and Purchaser agrees to purchase and accept delivery of the Bank Stock, in exchange for the payment to Seller of $80,000,000 (the “Stock Purchase Consideration”).

Section 1.2 Effective Time; Closing. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the

Contemplated Transactions (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Purchaser and Seller, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is within ten (10) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Purchaser and Seller may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Contemplated Transactions shall be deemed to be effective at 11:59 p.m. on the Closing Date (the “Effective Time”).

Section 1.3 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Purchaser, by reason of this Agreement, shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Bank or any of its Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Bank or any of its Subsidiaries.

Section 1.4 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that it deems such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Contemplated Transactions to Seller; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to Seller as consideration for the Stock Purchase or (ii) materially impede or delay consummation of the Contemplated Transactions. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed, Seller hereby represents and warrants to Purchaser as follows, as of the date hereof (unless a representation or warranty expressly relates to another specified date):

Section 2.1 Seller Organization. Seller: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Seller; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Seller has delivered or made available to Purchaser copies of the Seller Articles of Incorporation and Seller Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement.

Section 2.2 Subsidiary Organization. The Bank is an Iowa state chartered bank duly organized, validly existing and in good standing under the laws of the State of Iowa. The Insurance Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Each Seller Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Seller has delivered or made available to Purchaser copies of the articles of incorporation or charter (or similar organizational documents) and bylaws of each Seller Subsidiary and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement. The Bank has no subsidiaries other than the Insurance Subsidiary.

Section 2.3 Authorization; Enforceability. Seller has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Seller Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 2.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, Seller or any Seller Subsidiary; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any Seller Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Bank or its Subsidiaries. Except for the Requisite Regulatory Approvals and Seller Shareholder Approval, neither Seller nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 2.5 Bank Capitalization.

(a) The authorized capital stock of the Bank currently consists exclusively of 25,000 shares of the Bank Stock, of which, as of April 30, 2016 (the “Bank Capitalization Date”), 6,000 shares were issued and outstanding. The Bank does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with Seller on any matter. All of the issued and outstanding shares of Bank Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Bank Stock are directly owned by Seller, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares are duly authorized and validly issued and are fully paid and nonassessable.

(b) None of the shares of Bank Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. There are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of Bank Stock; and (ii) no contractual obligations of the Bank to repurchase, redeem or otherwise acquire any shares of Bank Stock or any securities representing the right to purchase or otherwise receive any shares of Bank Stock. Except as permitted by this Agreement, since the Bank Capitalization Date, no shares of Bank Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Bank or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Bank or any of its Subsidiaries have been declared, set aside, made or paid to Seller. The Bank does not own or have any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 2.6 Bank Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Bank are directly owned by the Bank, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Bank has or is bound by any outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating such Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Bank owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 2.7 Financial Statements and Reports; Regulatory Filings.

(a) True and complete copies of the following financial statements (collectively, the “Bank Financial Statements”) have been made available to Purchaser: (i) the audited consolidated balance sheets of the Bank as of December 31, 2013, 2014 and 2015, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated interim balance sheet of the Bank as of March 31, 2016 and the related statement of income for the three-month period then ended.

(b) The Bank Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. The Bank Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Bank and its Subsidiaries at the respective dates of and for the periods referred to in Bank Financial Statements. To the Knowledge of Seller, the Bank Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Bank Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.

(c) The Bank and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied as to form with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 2.8 Books and Records. The books of account, minute books, stock record books and other records of the Bank and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Bank’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Bank and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of the Bank and its Subsidiaries.

Section 2.9 Properties.

(a) Section 2.9(a) of the Seller Disclosure Schedule lists or describes all interests in real property owned by the Bank and its Subsidiaries, including OREO, and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which the Bank or any of its Subsidiaries is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b) The Bank and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Bank Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Bank Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (d) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Permitted Exceptions”). The Bank and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of Seller, the lessor. To the Knowledge of the Seller, all buildings and structures owned by the Bank and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 2.10 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Bank Loans”) reflected as an asset on any of the Bank Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Seller, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines; provided, however, any representation made in this Section 2.10(a) will not be deemed to be a representation of the collectability of such loans or similar items.

(b) All Bank Loans originated or purchased by the Bank were made or purchased in all respects in accordance with the policies of the board of directors of the Bank (or exceptions thereto consistent with past practice) and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Bank Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Bank Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Bank Loan made to an executive officer or director of Seller or any of its Subsidiaries or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c) The Bank is not a party to any Bank Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Bank Loan; (v) with respect to which the Bank is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Bank Loan or by any obligor of such Bank Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.

(d) The Bank’s allowance for loan and lease losses reflected in the Bank Financial Statements (including footnotes thereto) was determined and calculated on the basis of the Bank’s quarterly review and evaluation of the portfolio of Bank Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate under the requirements of GAAP and all Legal Requirements to provide for possible losses, net of recoveries relating to Bank Loans previously charged-off, on outstanding Bank Loans.

(e) To Seller’s knowledge, none of the Bank Loans is subject to any material offset or claim of offset.

Section 2.11 Taxes.

(a) Seller and each of the Seller Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. Seller and each of the Seller Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Seller and each of the Seller Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of Seller, threatened against Seller and the Seller Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Seller and each of the Seller Subsidiaries is presently being conducted or, to the Knowledge of Seller, threatened by any Regulatory Authority. Neither Seller nor the Seller Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Seller’s or the Seller Subsidiaries’ assets. Neither Seller nor the Seller Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of Seller or any of the Seller Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.

(c) Seller and each of the Seller Subsidiaries have delivered or made available to Purchaser true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Seller and the Seller Subsidiaries with respect to the last three (3) fiscal years.

(d) Seller and each of the Seller Subsidiaries have not engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 2.12 Employee Benefits.

(a) Section 2.12(a) of Seller Disclosure Schedules includes a complete and correct list of each Employee Benefit Plan. Seller has delivered to Purchaser true and complete copies of the following with respect to each Employee Benefit Plan: (i) copies of each Employee Benefit Plan (including a written description where no formal plan document exists), and all related plan descriptions and other written communications provided to participants of Employee Benefit Plans; (ii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) the following documents:

(i) current contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii) all notices and other communications that were given by Seller, any Seller Subsidiary, or any Employee Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the three (3) years preceding the date of this Agreement; and

(iii) all notices or other communications that were given by the IRS, the PBGC, or the DOL to Seller, any Seller Subsidiary, or any Employee Benefit Plan within the three (3) years preceding the date of this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Employee Benefit Plan or any other increase in the liabilities of the Bank or any of its Subsidiaries under any Employee Benefit Plan as a result of the transactions contemplated by this Agreement. No Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Employee Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c) Neither the Bank nor any of the Bank ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has or could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Bank nor any of the Bank ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).

(d) Each Employee Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Seller and the Seller Subsidiaries are otherwise relying on an opinion or advisory letter issued to the preapproved plan sponsor), and there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any Employee Benefit Plan or the tax-exempt status of any related trust.

(e) Each Employee Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Seller’s Knowledge, threatened by, on behalf of, or against any Employee Benefit Plan or against the administrators or trustees or other fiduciaries of any Employee Benefit Plan that alleges a violation of applicable state or federal law or violation of any Employee Benefit Plan document or related agreement.

(g) To the Knowledge of the Seller, no Employee Benefit Plan fiduciary or any other person has any liability to any Employee Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Employee Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. No party in interest (as defined in Code Section 4975(e)(2)) of any Employee Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406) which could reasonably be expected to result in any liability to the Bank or any Bank Subsidiary.

(h) All accrued contributions and other payments to be made by the Bank or any of its Subsidiaries to any Employee Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Bank Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in Bank Financial Statements.

(i) There are no obligations under any Employee Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) No condition exists as a result of which the Bank or any of its Subsidiaries would have any liability, whether absolute or contingent, under any Employee Benefit Plan with respect to any misclassification of a person performing services for the Bank any of its Subsidiaries as an independent contractor rather than as an employee. All individuals participating in Employee Benefit Plans are in fact eligible and authorized to participate in such Employee Benefit Plan.

(k) Section 2.12(k) of Seller Disclosure Schedules includes the name of each Person who is or would be entitled pursuant to any Contract or Employee Benefit Plan to receive any payment from the Bank or any Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment.

Section 2.13 Compliance with Legal Requirements. The Bank and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. The Bank and each of its Subsidiaries is, and at all times since January 1, 2014, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business, no Regulatory Authority has initiated since January 1, 2014, or has pending any proceeding, enforcement action or investigation into the business, disclosures or operations of the Bank or any Subsidiary. Since January 1, 2014, no Regulatory Authority has resolved any proceeding, enforcement action or investigation into the business, disclosures or operations of the Bank or any Subsidiary. Since January 1, 2014, the Bank and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Authority with respect to, any report or statement relating to any examination or inspection of the Bank or any Subsidiary. Since January 1, 2014, there have been no formal or informal inquiries by, or disagreements or disputes with, any

Regulatory Authority with respect to the business, operations, policies or procedures of the Bank or any Subsidiary (other than normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business). To the Knowledge of Seller, there has not been any event or occurrence since January 1, 2014, that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 2.14 Legal Proceedings; Orders.

(a) Since January 1, 2014, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Seller, threatened against or affecting the Bank or any Subsidiary or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied or terminated. No officer, director, employee or agent of the Bank or Subsidiary is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Bank or any Subsidiary as currently conducted.

(b) Neither the Bank nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Seller, none of the foregoing has been threatened by any Regulatory Authority.

Section 2.15 Absence of Certain Changes and Events. Since December 31, 2015, the Bank and each of its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2015, there has not been any:

(a) change in the Seller’s or the Seller’s Subsidiaries’ authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on Bank Financial Statements;

(b) amendment the Seller’s or the Seller’s Subsidiaries’ articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of their shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Employee Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement or normal annual renewals of benefit programs) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan;

(e) damage to or destruction or loss of any of their tangible assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $25,000;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, and except in the Ordinary Course of Business, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $25,000 in the aggregate;

(h) Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;

(i) except as set forth in the Bank’s List of Past Due Credits and Pending Actions, or except as done it the Ordinary Course of Business, any Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j) incurrence by them of any known obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k) sale, lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l) cancellation or waiver by them of any claims or rights with a value in excess of $25,000;

(m) any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Bank or any of its Subsidiaries) individually exceeding $50,000 or in the aggregate exceeding $100,000;

(n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of Seller or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or Legal Requirement;

(q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r) discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $25,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;

(u) hiring of any employee with an annual salary in excess of $50,000 which employment is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(v) agreement, whether oral or written, by it to do any of the foregoing; or

(w) to the Knowledge of Seller, event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Bank.

Section 2.16 Material Contracts. Except for Contracts evidencing Bank Loans made by the Bank in the Ordinary Course of Business, Section 2.16 of Seller Disclosure

Schedules lists or describes the following with respect to the Bank and each of its Subsidiaries (each such agreement or document, a “Material Contract”), true, complete and correct copies of each of which have been delivered or made available to Purchaser:

(a) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank advances;

(b) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $25,000;

(c) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $25,000;

(d) each Contract not referred to elsewhere in this Section 2.16 that relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes;

(e) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $15,000);

(f) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(g) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(h) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(i) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of Seller or its Subsidiaries or limit, in any material respect, the ability of Seller or its subsidiaries to engage in any line of business or to compete with any Person;

(j) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(k) each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan providing for payments in excess of $25,000;

(l) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Bank to be responsible for consequential damages;

(m) each Contract for capital expenditures in excess of $25,000;

(n) each warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Bank or any Subsidiary other than in the Ordinary Course of Business;

(o) any Contract in which Seller is a party that requires consent or approval by another Person for Seller to enter into this Agreement or to consummate the Contemplated Transactions; and

(p) each amendment, supplement and modification in respect of any of the foregoing.

Section 2.17 No Defaults. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Bank, any Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract. Except in the Ordinary Course of Business with respect to any Bank Loan, neither the Bank nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Bank or any of its Subsidiaries under current or completed Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 2.18 Insurance. Section 2.18 of Seller Disclosure Schedules lists all insurance policies and bonds owned or held by Seller or the Seller Subsidiaries with respect to business, operations, properties or assets (including bankers’ blanket bond but excluding insurance providing benefits for employees) of the Bank and its Subsidiaries, true, complete and correct copies of each of which have been made available to Purchaser. The Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice. Seller and the Seller Subsidiaries, as applicable, are in compliance in all material respects with such insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Seller Subsidiaries, the relevant Seller Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 2.18 of Seller Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past five (5) years prior to the date of this Agreement that individually or in the aggregate exceed $25,000 and the current status of such claims. All such claims have been filed in due and timely fashion. None of Seller or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past five (5) years.

Section 2.19 Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Bank or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Seller, threatened, nor, to the Knowledge of Seller, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Bank or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances are required for the conduct of the business of the Bank or the any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of Seller, neither the Bank nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. To the Knowledge of Seller, the Bank and its Subsidiaries have complied in all respects with all Environmental Laws applicable to it and its business operations.

Section 2.20 Transactions with Affiliates. No officer or director of Seller or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Bank Loan or any other agreement with Seller or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of Seller or any of its Subsidiaries.

Section 2.21 Brokerage Commissions. None of Seller or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 2.22 Approval Delays. To the Knowledge of Seller, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 2.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Bank or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of Seller, threat thereof, by or with respect to any employees of the Bank or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of Seller, threatened, involving employees of the Bank or any of its Subsidiaries. Neither the Bank nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Bank and its Subsidiaries are in compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Bank or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Bank or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Seller, threatened with respect to the Bank or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither the Bank nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Bank or any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Bank or any of its Subsidiaries and no such investigation is in progress.

Section 2.24 Intellectual Property. Each of the Bank and its Subsidiaries has the unrestricted right and authority, and will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Bank and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of Seller, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 2.25 Investments.

(a) Section 2.25(a) of Seller Disclosure Schedules includes a complete and correct list and description as of March 28, 2016, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Bank or any of its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”);

and (ii) any such Investment Securities that are pledged as collateral to another Person. The Bank and its Subsidiaries has good and marketable title to all Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Permitted Exceptions and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Bank or any of its Subsidiaries. The Investment Securities are valued on the books of the Bank and its Subsidiaries in accordance with GAAP.

(b) Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Bank or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Bank or any of its Subsidiaries is a party, the Bank or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) None of the Bank or any of its Subsidiaries has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Bank or any of its Subsidiaries to repurchase or otherwise reacquire any such Investment Securities.

(d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Bank or any of its Subsidiaries is bound.

Section 2.26 Accuracy of Information Furnished; Only Representations. Neither any representation nor warranty of Seller in, nor any Seller Disclosure Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 4.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading. Except for the representations and warranties contained in this Article II (including the related portions of the Seller Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any of the Seller Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information regarding the Bank or any of its Subsidiaries furnished or made available to Purchaser and its Representatives and any information, documents or material made available to Purchaser in due diligence, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Bank or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Seller as follows, as of the date of this Agreement:

Section 3.1 Organization. Purchaser: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Purchaser; (b) is registered with the Federal Reserve as a financial holding company under the federal Gramm-Leach-Bliley Act; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Purchaser Certificate of Incorporation and the Purchaser Bylaws and all amendments thereto set forth in the Purchaser SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Purchaser has no Subsidiaries other than as set forth in the Purchaser SEC Reports.

Section 3.2 Authorization; Enforceability. Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.3 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the Purchaser Certificate of Incorporation or the Purchaser Bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, Purchaser; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser or any of its assets, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for the Requisite Regulatory Approvals, Purchaser is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.4 Approval Delays. To the Knowledge of Purchaser, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

Section 3.5 Adequate Funds. On the date of this Agreement, Purchaser possesses sufficient financial resources to pay the Stock Purchase Consideration.

Section 3.6 Brokerage Commissions. None of Purchaser or any of its Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.7 Accuracy of Information Furnished; Only Representations. Neither any representation nor warranty of Purchaser in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Except for the representations and warranties contained in this Article III (including the related portions of the Purchaser Disclosure Schedules), neither Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to Seller and its Representatives and any information, documents or material made available to Seller in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of Purchaser or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

SELLER’S COVENANTS

Section 4.1 Access and Investigation.

(a) Subject to any applicable Legal Requirement, Purchaser and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Bank and each of its Subsidiaries in accordance with the provisions of this Section 4.1(a) as shall be necessary for the purpose of preparing for the operation of the Bank following the Effective Time. Purchaser and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Bank and its Subsidiaries and of their respective financial and legal conditions as Purchaser shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Bank or any of its Subsidiaries. Upon request, Seller and each of its Subsidiaries will furnish Purchaser or its Representatives attorneys’ responses to auditors’ requests for information regarding Seller or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Purchaser (provided, such disclosure would not result in the waiver by Seller or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Purchaser or any of its Representatives shall affect the representations and warranties made by Seller in this Agreement. This Section 4.1(a) shall not require the disclosure of any information the disclosure of which to Purchaser, in Seller’s reasonable judgment, would be prohibited by any applicable Legal Requirement or would result in the breach of any agreement with any third party in effect on the date of this Agreement. If any of the restrictions in the preceding sentence shall apply, Seller and Purchaser will use their best efforts to make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall promptly furnish to Purchaser the following with respect to the Bank and each of its Subsidiaries: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c) Seller shall cause each of the Seller Subsidiaries to provide to Purchaser all information provided to the directors or members of committees in connection with all meetings of the board of directors and committees of the board of directors of the Seller Subsidiaries or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Seller Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, or (iii) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 4.4).

(d) All information obtained by Purchaser in accordance with this Section 4.1 shall be treated in confidence as provided in that certain joint confidentiality agreement dated May 20, 2015, between Purchaser and Seller (the “Confidentiality Agreement”).

Section 4.2 Operation of Seller and Seller Subsidiaries.

(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Seller shall cause each of the Seller Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and, (iii) except as contemplated under Sections 4.4 and 4.5, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Purchaser to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, except in the Ordinary Course of Business, Seller will not with respect to the Bank, and will cause each of the Seller Subsidiaries not to:

(i) (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Bank Stock or shares of capital stock of Seller; or (B) permit any additional shares of Bank Stock to become subject to new grants;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Bank Stock (other than dividends made consistent with past practice); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Bank Stock;

(iii) amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Material Contract; (B) any material restriction on the ability of the Bank or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Bank Stock or rights associated therewith or any outstanding instrument of indebtedness;

(iv) enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v) (A) enter into any new credit or new lending relationships that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy, in each case where such exception or non-compliance is not consistent with the Bank’s past practices; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to Seller or any of the Seller Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Seller or any of the Seller Subsidiaries has established loss reserves or any part of which has been charged-off by Seller or any of the Seller Subsidiaries;

(vi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Bank Loans previously charged off, on Bank Loans and leases outstanding (including accrued interest receivable);

(vii) fail to: (A) charge-off any Bank Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Bank Loans or leases that are past due greater than ninety (90) days;

(viii) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to Seller and the Seller Subsidiaries, taken as a whole;

(ix) buy or sell any security held, or intended to be held, for investment not in accordance with its current investment policy;

(x) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity;

(xi) amend the Seller Articles of Incorporation or the Seller Bylaws, or similar governing documents of any of the Seller Subsidiaries;

(xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii) except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Employee Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Bank or any of its Subsidiaries (collectively, the “Bank Employees”), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Bank Employee (or newly hired employees), director or shareholder, except as otherwise may occur as a result of the Contemplated Transactions; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation for any Bank Employee under any Employee Benefit Plans; (D) cause the Bank or any Bank Subsidiary to fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, except as otherwise required by applicable Legal Requirements; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Employee Benefit Plan sponsored by the Bank or a Bank Subsidiary that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xv) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

(xvi) settle any action, suit, claim or proceeding against it or any of the Seller Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 and that would not: (A) impose any material restriction on the business of Seller or the Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or the Seller Subsidiaries;

(xvii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xviii) make or change any material Tax elections, change or consent to any change in it or the Seller Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(xix) hire any employee with an annual salary in excess of $50,000 which employment is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium; or

(xx) agree to take, make any commitment to take, or adopt any resolutions of the board of directors of Seller or any of the Seller Subsidiaries in support of, any of the actions prohibited by this Section 4.2.

Section 4.3 Advice of Changes. Between the date of this Agreement and Closing, Seller shall promptly notify Purchaser in writing if Seller attains Knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties of

Seller as of the date of this Agreement, or if Seller attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Seller Disclosure Schedules if the Seller Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Purchaser a supplement to the Seller Disclosure Schedules specifying such change. During the same period, Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of Seller in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Section 4.4 Other Offers.

(a) Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Purchaser with respect to any Acquisition Proposal. Seller will within two (2) Business Days advise Purchaser following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Purchaser apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b) Seller agrees that it will not, and will cause the respective Seller Subsidiaries and its and the Seller Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event Seller receives an unsolicited bona fide Acquisition Proposal, from a Person other than Purchaser after the execution of this Agreement and prior to receipt of the Seller Shareholder Approval, and the Seller Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable law, Seller may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Purchaser shall be promptly furnished to Purchaser); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that Seller may not terminate this Agreement pursuant to this Section 4.4 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Seller Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, Seller continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

Section 4.5 Seller Shareholder Approval. Subject to the other provisions of this Agreement and unless there has been a Seller Adverse Recommendation, Seller shall, as promptly as reasonably practicable after the date of this Agreement, take all lawful action to obtain, no later than twenty (20) days after the Agreement Date, the Seller Shareholder Approval by written consent (the “Written Consent”). Promptly following receipt of the Written Consent, but in no event later than thirty (30) days after the Agreement Date, Seller shall deliver a copy of the Written Consent to Purchaser, together with a certificate executed on behalf of Seller by its corporate secretary certifying that such Written Consent reflects the Seller Shareholder Approval. Seller and Seller Board will recommend that its shareholders vote in favor of this Agreement, and Seller and the Seller Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) Seller Board’s recommendation to Seller’s shareholders that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions (a “Seller Adverse Recommendation”). However, if, prior to the time the Seller Shareholder Approval is obtained, the Seller Board, after consultation with outside counsel, determines in good faith that (a) an Acquisition Proposal constitutes a Superior Proposal and (b) it is reasonably likely that to continue to recommend this Agreement to its shareholders in light of such Acquisition Proposal would result in a violation of its fiduciary duties under the IBCA, then the Seller Board may make a Seller Adverse Recommendation or publicly propose or resolve to make a Seller Adverse Recommendation.

Section 4.6 Information Provided to Purchaser. Seller agrees that the information concerning Seller or any of the Seller Subsidiaries that is provided or to be provided by Seller to Purchaser for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will at the respective times such documents are filed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Seller shall have no responsibility for the truth or accuracy of any information with respect to Purchaser or any of its Subsidiaries or any of their Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 4.7 Employee Benefit Plans. At the request of Purchaser made not later than 30 calendar days before the Closing and to the extent allowable under the terms of the applicable Employee Benefit Plan, Seller will cause the Bank to take all appropriate action to amend or terminate, prior to the Effective Time, (i) any Employee Benefit Plan sponsored by the Bank or (ii) the Bank’s and the Bank Subsidiaries’ participation in any Employee Benefit Plan sponsored by Seller or another Seller Affiliate. Prior to the Effective Time, Seller shall cause the Bank to accrue the costs associated with any payments due under any Employee Benefit Plan, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

Section 4.8 Title to Real Estate.

(a) As soon as practical after the date hereof, but in any event no later than forty five (45) days after the date hereof, Seller shall obtain and deliver to Purchaser, with respect to all interests in real property owned by the Bank and each of its Subsidiaries, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Purchaser, showing fee simple title in the Bank or its Subsidiary in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions. The cost of obtaining any preliminary report of title discussed in this Section 4.8 shall be borne by Seller.

(b) At the Closing, Seller shall obtain at its own expense and deliver to Purchaser, with respect to all interests in real property owned by the Bank and each of its Subsidiaries, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to Purchaser at no expense to Purchaser, dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to all interests in real property owned by the Bank and its Subsidiaries, issued by a title insurance company selected by Purchaser, containing any endorsements reasonably required by Purchaser, insuring the fee simple estate of the Bank or its Subsidiary in the such properties in the amount not less than the greater of (i) the appraised value of the property and (ii) the value at which the Seller or the Bank currently carries the property on its books, subject only to the Permitted Exceptions.

Section 4.9 Surveys. Purchaser may, in its discretion, within forty-five (45) days after the date hereof, require Seller to provide, at the shared expense of Seller and Purchaser, and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Bank and each of its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 4.10 Environmental Investigation.

(a) Purchaser may, in its discretion, within forty-five (45) days after the date of this Agreement, require Seller to order, at Purchaser’s expense, a Phase I environmental site assessment to be delivered only to Purchaser for each parcel of real property in which the Bank or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Purchaser to determine if any real property in which the Bank or any of its Subsidiaries holds any interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property. If a Phase I Report discloses any violations or adverse environmental conditions, or reports a reasonable suspicion thereof, then Purchaser may promptly obtain, at Purchaser’s expense, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable Legal Requirements (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”). Purchaser shall have no duty to act upon any information produced by an Environmental Report for the benefit of Seller or any of the Seller Subsidiaries or any other Person, but shall provide such information to Seller upon Seller’s request.

(b) Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Purchaser and Seller shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the aggregate Remediation Cost for the total parcels of property in which the Bank or its Subsidiaries holds an interest exceeds $750,000, Purchaser may, at its sole option, terminate this Agreement prior to Closing.

Section 4.11 Additional Accruals and Reserves. Upon mutual agreement of Seller and Purchaser, Seller will cause the Bank to establish such additional accruals and reserves as may be necessary to conform the Bank’s accounting and credit loss reserve practices and methods to those of Purchaser and Purchaser’s plans with respect to the conduct of the Bank’s business after the Contemplated Transactions; provided that Purchaser acknowledges that establishing such accruals and reserves and provision for such costs and expenses will not (a) be deemed to cause the Bank Financial Statements to have been prepared other than in accordance with GAAP, (b) constitute or result in a Material Adverse Effect with respect to Seller, or (c) constitute a breach of any provision of this Agreement by Seller.

Section 4.12 Indemnification; Insurance. Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Bank now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Bank, as provided in the articles of incorporation or by-laws of the Bank shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six years. The Bank shall, prior to the Closing, be permitted to and shall cause to be acquired and maintained for a period of at least six (6) years under the Bank’s existing director and officer liability insurance extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by such director and officer liability insurance (commonly referred to as “tail coverage”) on terms with respect to such coverage and amount substantially similar to the terms and conditions of the Bank’s director and officer liability insurance in effect as of the Agreement Date.

Section 4.13 Discussions with Employees or Customers. Except with the prior written consent of Purchaser, during the period from the date of this Agreement to the earlier of the one (1) year anniversary of the Closing Date or the termination of this Agreement pursuant to its terms, Seller will not, and will cause its Affiliates not to, solicit or cause to be solicited for employment any officer-level employee of the Bank. Any such consent is revocable at any time. For purposes of this paragraph, solicitation shall not include solicitation of employees: (a) who first solicit employment from Seller or its Affiliates; or (b) who are solicited (i) by advertising in periodicals of general circulation or (ii) by an employee search firm, so long as such firm was not directed or encouraged to solicit such employee or any other employees of the Bank. In addition, during the period from the date of this Agreement to the earlier of the one (1) year anniversary of the Closing Date or the termination of this Agreement pursuant to its terms, Seller will not, and will cause its Affiliates not to, knowingly solicit the customers of the Bank.

ARTICLE 5

PURCHASER’S COVENANT

Section 5.1 Advice of Changes. Between the date of this Agreement and Closing, Purchaser shall promptly notify Seller in writing if Purchaser attains Knowledge of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Purchaser as of the date of this Agreement, or if Purchaser attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of Seller in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

ARTICLE 6

COVENANTS OF ALL PARTIES; ADDITIONAL AGREEMENTS

Section 6.1 Regulatory Approvals. Purchaser and Seller will cooperate and use all reasonable best efforts to as promptly as possible prepare, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Purchaser and Seller will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Purchaser and Seller will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions (but excluding any information contained therein regarding Purchaser and its business or operations for which confidential treatment has been or will be requested).

Section 6.2 Publicity. Neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Seller, or Seller, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that Purchaser may, without the prior consent of Seller (but after prior consultation with Seller to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules, and the Seller and officers of the Bank may respond in reasonable fashion to inquiries regarding the Contemplated Transactions by the press, employees or others after an initial announcement of the Contemplated Transactions is made in accordance with this Agreement; provided that Purchaser shall be informed of the nature of, and responses to, inquiries from sources external to Seller or the Bank.

Section 6.3 Reasonable Best Efforts; Cooperation. Each of Purchaser and Seller agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Purchaser nor Seller will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Purchaser and Seller will, and will cause each Subsidiary of Purchaser and each Seller Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it from any Regulatory Authority with respect to such transactions.

Section 6.4 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller and Purchaser shall each have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of termination rights, if any, contained in this Agreement or of determining whether or not the conditions set forth in Section 8.1 or Section 9.1, as applicable, have been satisfied; provided, however, that if the receiving party has the right to, but does not elect to, terminate this Agreement related to items set forth in such Schedule Supplement, and such party does not so terminate within ten (10) Business Days of its receipt of such Schedule Supplement, then such party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 6.5 Tax Matters.

(a) Without the prior written consent of the other party, no party or its Subsidiaries (and prior to the Closing, the Bank, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the other party, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction not consistent with past practice that would (i) in the case of Purchaser, have the effect of increasing the Tax liability or reducing any Tax asset of Seller or Seller Subsidiaries for the Pre-Closing Tax Period or (ii) in the case of Seller, have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Bank.

(b) Purchaser shall prepare, or caused to be prepared, all Tax Returns of the Bank and its Subsidiaries that are required to be filed after the Closing Date and cause the Bank and its Subsidiaries to remit all Taxes shown on such Tax Returns. All such Tax Returns shall be prepared in accordance with past practice of the Bank and its Subsidiaries unless otherwise required by Law.

(c) Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other proceeding in respect of Taxes of the Bank. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompany schedules, related work papers and documents relating to rulings or other determinations by tax authorities.

(d) Any and all existing Tax sharing agreements (whether written or not) binding upon the Bank shall be terminated as of the Closing Date. After such date neither the Bank, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.6 Employees and Employee Benefits.

(a) All individuals employed by the Bank or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Purchaser as of the Closing for the purposes of the Purchaser Benefit Plans and shall receive credit for unused vacation time and their years of service with the Bank in calculating their vacation time under Purchaser’s applicable paid time off policies. Effective as of the Closing, Purchaser shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Purchaser under the Purchaser Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Purchaser Benefit Plan; (ii) until such time as Purchaser shall cause the Covered Employees to participate in the Purchaser Benefit Plans, a Covered Employee’s continued participation in the corresponding Employee Benefit Plans for which the Bank or a Bank subsidiary is the plan sponsor shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Purchaser Benefit Plans may commence at different times with respect to each Purchaser Benefit Plan); and (iii) if any Covered Employee is terminated by Purchaser without cause on or before the first anniversary of the Closing and is not entitled to contractual severance or change in control benefits, such Covered Employee shall be provided with severance in an amount equal to one (1) week’s base salary, as in effect immediately prior to such termination, for each whole year of continuous service with the Bank and its Subsidiaries and their respective predecessors, including any service after the Closing.

(b) For all purposes (other than purposes of benefit accruals under any defined-benefit type retirement plan) under the Purchaser Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Bank and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Employee Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Purchaser shall provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Employee Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Employee Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

ARTICLE 7

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 7.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Contemplated Transactions and to take the other actions required to be taken by Purchaser at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser in whole or in part):

Section 8.1 Accuracy of Representations and Warranties. All of the representations and warranties of Seller set forth in this Agreement (except to the extent such representations and warranties expressly relate to an earlier date) shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date.

Section 8.2 Performance by Seller. Seller shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3 Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

Section 8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on the Bank or on Purchaser’s rights under this Agreement.

Section 8.5 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite

Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to restrict or burden Purchaser: (a) in connection with the Contemplated Transactions; or (b) with respect to the business or operations of the Bank, in each case to the extent that such restriction or burden shall result in or be reasonably expected to result in a Material Adverse Effect on Purchaser or the business or operations of the Bank.

Section 8.6 Officers’ Certificate. Purchaser shall have received a certificate signed on behalf of Seller by an executive officer of Seller certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.7 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Bank or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Bank.

Section 8.8 Consents. Seller shall have obtained or caused to be obtained (a) all written consents, if any, required under Material Contracts, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, except to the extent that the failure to obtain such consents shall not result in or be reasonably expected to result in a Material Adverse Effect.

Section 8.9 Other Documents. Purchaser shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by Purchaser and its counsel evidencing compliance by Seller with the terms and conditions of this Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the Contemplated Transactions and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement (except to the extent such representations and warranties expressly relate to an earlier date) shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date.

Section 9.2 Performance of Purchaser. Purchaser shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, including payment of the Stock Purchase Consideration.

Section 9.3 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Seller’s rights under this Agreement.

Section 9.4 Officers’ Certificate. Seller shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.5 Other Documents. Seller shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by Seller and its counsel evidencing compliance by Purchaser with the terms and conditions of this Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

ARTICLE 10

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated only as set forth below:

(a) by mutual consent of the Purchaser Board and Seller Board, each evidenced by appropriate written resolutions;

(b) by Purchaser if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 4.4 or Section 4.5, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, that such breach or failure is not a result of the failure by Purchaser to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

(c) by Seller if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform, provided, that such breach or failure is not a result of the failure by Seller to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d) by Purchaser or Seller if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e) by Purchaser or Seller if the Effective Time shall not have occurred at or before September 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; provided, further, the Termination Date shall be extended if, in the mutual reasonable judgment of the parties, it is necessary to obtain the Requisite Regulatory Approval.

(f) by Purchaser or Seller if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g) by Purchaser if Seller materially breaches any of its obligations under Section 4.4 or Section 4.5;

(h) by Seller pursuant to Section 4.4; or

(i) by Purchaser pursuant to Section 4.10(b).

Section 10.2 Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions pursuant to Section 10.1, this Agreement shall become null and void, and, subject to Section 10.3, there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (i) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from any breach by that party of this Agreement or affect the ability of a party to seek equitable remedies under Section 11.4.

Section 10.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Stock Purchase and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Contemplated Transactions are consummated.

(b) If this Agreement is terminated by Purchaser pursuant to Section 10.1(g) or by Seller pursuant to Section 10.1(h), then Seller shall pay to Purchaser, within ten (10) Business Days after such termination, the amount of $3,200,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Purchaser shall designate.

(c) If: (i) this Agreement is terminated by Purchaser pursuant to Section 10.1(b); and (ii) within nine (9) months after such termination Seller or the Bank shall enter into a definitive written agreement with respect to an Acquisition Transaction, Seller shall pay to Purchaser, within ten (10) Business Days after the consummation of such Acquisition Transaction, the Termination Fee by wire transfer of immediately available funds to such account as Purchaser shall designate; provided, however, that for purposes of this paragraph, Acquisition Transaction has the meaning ascribed thereto in Section 12.1(a), except that references in that Section to “15%” shall be replaced by “50%.”

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages or pursue remedies to the extent permitted by Section 10.2, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and Seller shall not be required to pay the Termination Fee on more than one occasion. The amounts payable by Seller pursuant to Section 10.3 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Purchaser in the event of a termination of this Agreement specified in such section.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.2 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.3 Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after Seller Shareholder Approval is obtained; provided, however, that after Seller Shareholder Approval is obtained, there may not be, without further approval of Seller’s shareholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.4 Extension of Time; Waiver, Specific Performance. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal

Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.5 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

QCR Holdings, Inc.
3551 Seventh Street
Moline, Illinois 61265
Telephone:	(309) 743-7745
Electronic mail:	TGipple@qcrh.com
Attention:	Todd A. Gipple

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone:	(312) 984-3100
Electronic mail:	robert.fleetwood@bfkn.com
Attention:	Robert M. Fleetwood

If to Seller, to:

Van Diest Investment Company
1434 220th Street
Webster City, Iowa 50595
Telephone:	(515) 832-2366
Electronic mail:	jake.vandiest@vdsc.com
Attention:	Robert Van Diest

with copies to:

Belin McCormick, P.C.
666 Walnut Street, Suite 2000
Des Moines, Iowa 50309
Telephone:	(515) 283-4664
Electronic mail:	gdadams@belinmccormick.com
Attention:	Garth D. Adams

or to such other Person or place as Seller shall furnish to Purchaser or Purchaser shall furnish to Seller in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.5, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by electronic mail, on the same Business Day.

Section 11.6 Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.8 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.9 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12

DEFINITIONS

Section 12.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in Seller or any Seller Subsidiary, a proposal for a merger, consolidation or other business combination involving Seller or any Seller Subsidiary or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Seller or any Seller Subsidiary, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(b) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(c) “Bank ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Bank or any of its Subsidiaries for purposes of Section 414 of the Code.

(d) “Business Day” means any day except Saturday, Sunday and any day on which banks in Moline, Illinois, or Ankeny, Iowa, are authorized or required by law or other government action to close.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Stock Purchase; (ii) the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement; and (iii) Purchaser’s payment of the Stock Purchase Consideration to Seller.

(g) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(h) “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(i) “CRA” means the Community Reinvestment Act, as amended.

(j) “DOL” means the U.S. Department of Labor.

(k) “Employee Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions are required to be made by the Bank or any of its Subsidiaries or any Bank ERISA Affiliate or under which any current or former employee, director, agent or independent contractor of the Bank or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and for which the Bank or any of its Subsidiaries has or may have liability, including by reason of having a Bank ERISA Affiliate.

(l) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(m) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Bank or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “FDIC” means the Federal Deposit Insurance Corporation.

(q) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(r) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(s) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(t) “IBCA” means the Iowa Business Corporation Act, as amended.

(u) “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.

(v) “Insurance Subsidiary” means CSB Insurance Group, Inc., an Iowa corporation.

(w) “IRS” means the U.S. Internal Revenue Service.

(x) “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Purchaser or Seller, as the context requires.

(y) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(z) “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Stock Purchase and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) any matter of which Purchaser or its Representatives are aware on the date of this Agreement, and (F) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(aa) “NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.

(bb) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(cc) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person.

(dd) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(ee) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(ff) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(gg) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(hh) “Purchaser Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Purchaser or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Purchaser or any of its Subsidiaries has or may have liability, including by reason of having an Purchaser ERISA Affiliate.

(ii) “Purchaser Bylaws” means the Bylaws of QCR Holdings, Inc., as amended.

(jj) “Purchaser Certificate of Incorporation” means the Certificate of Incorporation of QCR Holdings, Inc., as amended.

(kk) “Purchaser ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Purchaser or any of its Subsidiaries for purposes of Section 414 of the Code.

(ll) “Purchaser SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Purchaser with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since January 1, 2013.

(mm) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Seller, Purchaser, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(nn) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(oo) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(pp) “SEC” means the Securities and Exchange Commission.

(qq) “Securities Act” means the Securities Act of 1933, as amended.

(rr) “Seller Articles of Incorporation” means the Articles of Incorporation of Van Diest Investment Company, as amended.

(ss) “Seller Board” means the board of directors of Seller.

(tt) “Seller Bylaws” means the Bylaws of Van Diest Investment Company, as amended.

(uu) “Seller Shareholder Approval” means the adoption of this Agreement by the shareholders of Seller, in accordance with the IBCA and the Seller Articles of Incorporation.

(vv) “Seller Subsidiaries,” means the Bank and the Insurance Subsidiary.

(ww) “Subsidiary,” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(xx) “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “15%” in the definition of Acquisition Proposal being treated as references to “50%” for these purposes) which the Seller Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Contemplated Transactions, (i) after receiving the advice of any of its financial advisors, (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

(yy) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(zz) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(aaa) “Transition Date” means, with respect to any Covered Employee, the date Purchaser commences providing benefits to such employee with respect to each New Plan and that immediately follows the termination of the corresponding Old Plan; provided that in the case of any Employee Benefit Plan that Purchaser requires to be terminated on or before the Effective Time under Section 4.7, the Transition Date shall be not later than the Effective Time.

(bbb) “U.S.” means the United States of America.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of Seller and Purchaser referred to in this Agreement (the “Seller Disclosure Schedules” and the “Purchaser Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of Seller and Purchaser to the other on or before the date of this Agreement. For purposes of this Agreement, “Previously Disclosed” means information set forth by Seller or Purchaser in its Schedules and any matter disclosed on any Schedule and any matter disclosed on any Schedule of these Disclosure Schedules shall be deemed to be disclosed for such Schedule and for all other Schedules of these Disclosure Schedules, to the extent the relevance of such disclosure to such other Schedule is reasonably apparent on its face.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

PURCHASER:		SELLER:

QCR HOLDINGS, INC.		VAN DIEST INVESTMENT COMPANY

By:	/s/ Douglas M. Hultquist	By:	/s/ Robert Van Diest
Name:	Douglas M. Hultquist	Name:	Robert Van Diest
Title:	President and Chief Executive Officer	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]